Exhibit 99.1

Sovran Self Storage Reports Third Quarter Results; Same Store Revenues Increase 7.3%; Raises Guidance

BUFFALO, N.Y.--(BUSINESS WIRE)--November 5, 2013--Sovran Self Storage, Inc. (NYSE:SSS), a self storage real estate investment trust (REIT), reported operating results for the quarter ended September 30, 2013.

Net income available to common shareholders for the third quarter of 2013 was $19.7 million or $0.62 per fully diluted common share. For the same period in 2012, net income available to common shareholders was $18.8 million, or $0.63 per fully diluted common share.

Funds from operations (FFO) for the quarter were $0.98 per fully diluted common share compared to $0.85 for the same period last year. The Company incurred acquisition costs of $0.8 million in the third quarter of 2013; in the third quarter of 2012, it incurred acquisition costs of $1.1 million in connection with property acquisitions. Absent these acquisition charges, FFO per share was $1.01 and $0.88 for the third quarter of 2013 and 2012, respectively.

Continuing occupancy growth and higher net rental rates contributed to the increase in FFO for the third quarter of 2013.

David Rogers, the Company’s CEO, commented, “The strong start to our leasing season continued through the summer and we enjoyed another remarkable quarter. Our marketing, sales, and revenue management platforms have delivered exceptional top line growth and, with expenses in check, we’re achieving our best ever operating results.”

OPERATIONS:

Revenues for the 362 stores wholly owned by the Company for the entire quarter of each year increased 7.3% from those of the third quarter of 2012, the result of a 250 basis point increase in average occupancy to 90.9%, increased rental rates and strong growth in insurance commissions.

Same store operating expenses increased 3.0% for the third quarter of 2013 compared to the prior year period, mainly as a result of increased insurance costs and property taxes.

Consequently, same store net operating income increased 9.3% this period over the third quarter of 2012.

Total revenues increased 14.9% over last year’s third quarter, while operating costs increased 13.9%, resulting in an NOI (3) increase of 15.4%. Overall occupancy averaged 89.9% for the period and rental rates improved 3.9% to an average of $11.21 per sq. ft.

General and administrative expenses grew by approximately $0.8 million over the same period in 2012, primarily due to increased salaries and internet advertising associated with the net 23 stores added to the Company’s platform since July 1 of last year.

During the third quarter of 2013, the Company experienced positive same store revenue growth in every state in which it operates. The stores with the strongest revenue impact include those in Texas, Florida, New York and North Carolina.

PROPERTIES:

During the quarter, the Company acquired three properties for a total of $27.9 million. The facilities are all located in markets where the Company already has a presence; two in Long Island, New York, and one in Colorado Springs, Colorado.

As previously announced and subsequent to the end of the quarter, the Company entered into lease agreements to rebrand and operate four self storage facilities formerly known as “Westy Self Storage” as Uncle Bob’s Self Storage. The facilities are located in Connecticut and Long Island, NY – both markets where the Company already has a presence. The 15 year leases were negotiated in an off–market transaction and provide the Company with an option to purchase the four stores for an aggregate of $120 million during a fixed period of time between February, 2015 and September, 2016. The Company is required to make annual lease payments of $6 million, with a provision for annual increases of 4% per year.

The Company currently has two properties under contract for a total of $14.8 million. One of the facilities is located in Toms River, NJ and the other in Palm Beach, FL; both are markets in which the Company already has an established presence. Providing the properties pass due diligence, the Company expects to acquire these facilities during the fourth quarter of 2013.

Also subsequent to the end of the quarter, the Company sold one property located in Dayton, OH for total net proceeds of $3.2 million, recognizing a gain of $300,000 on the transaction.

COMMON STOCK DIVIDEND:

Subsequent to quarter end, the Company announced a quarterly dividend of $0.53 per share or $2.12 annualized.

CAPITAL TRANSACTIONS:

Illustrated below are key financial ratios at September 30, 2013:

--	Debt to Enterprise Value (at $75.68/share)	20.5%
--	Debt to Book Cost of Storage Facilities	34.5%
--	Debt to EBITDA Ratio	3.93x
--	Debt Service Coverage	5.07x

At September 30, 2013, the Company had approximately $9.7 million of cash on hand, and $126 million available on its line of credit (without considering the additional $75 million available under the expansion feature).

The Company issued 444,910 shares of its common stock via its previously announced ATM program during the quarter at an average price of $72.11 per share, resulting in net proceeds of $31.6 million after issuance costs. The Company used the proceeds to fund the purchase of the aforementioned properties. Also in July, the Company issued 23,712 shares at an average price of $69.38 through its Dividend Reinvestment Plan.

As previously announced, the Company refinanced its bank term loan and line of credit totaling $500 million. As part of the refinancing, the Company secured a $100 million term note with a delayed draw feature that was used to fund the $100 million term notes that matured September, 2013. The Company expects full year interest expense savings of approximately $4.1 million commencing in 2014 as a result of the refinancing.

YEAR 2013 EARNINGS GUIDANCE:

Management is encouraged by strong customer traffic and increasing rental rates in most markets. The following assumptions covering operations have been utilized in formulating updated guidance for the fourth quarter and full year 2013:

Same Store Projected Increases Over 2012
	4Q 2013	Full Year 2013

Revenue	7.0 – 8.0%	7.5 – 8.5%

Operating Cost (excluding property taxes)	2.0 – 3.0%	2.5 – 3.5%
Property Taxes	8.0 – 9.0%	4.5 – 5.5%
Total Operating Expenses	3.5 – 4.5%	3.0 – 4.0%

Net Operating Income	8.0 – 9.0%	9.0 – 10.0%

The Company intends to spend up to $25 million on its expansion and enhancement program. It has also budgeted $15 million to provide for recurring capitalized expenditures including roofing, paving, and office renovations.

Prospective purchases of properties made for the remainder of 2013 are not expected to significantly impact guidance inasmuch as the Company expects to invest in both low occupancy turn-around opportunities as well as stabilized properties. Accordingly, neither the net operating income nor the acquisition costs relating to any acquisitions that may be made in the last quarter of 2013 are included in guidance.

General and administrative expenses are expected to increase to approximately $36 million due to the need for additional personnel required for recent acquisitions, income taxes on its taxable REIT subsidiaries, and the Company’s plans to continue expanding its internet marketing presence and revenue management program.

At September 30, 2013, all but $49 million of the Company’s debt is either fixed rate or covered by rate swap contracts that essentially fix the rate. Subsequent borrowings that may occur will be pursuant to the Company’s Line of Credit agreement at a floating rate of LIBOR plus 1.5%.

At September 30, 2013, the Company had 32.0 million shares of common stock outstanding and 0.2 million Operating Partnership Units outstanding.

As a result of the above assumptions, management expects funds from operations for the full year 2013 to be approximately $3.77 to $3.79 per share, and between $0.98 and $1.00 per share for the fourth quarter of 2013.

FORWARD LOOKING STATEMENTS:

When used within this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; the future ratings on the Company’s debt instruments; the regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s ability to effectively compete in the industries in which it does business; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of principal, interest and dividends; and tax law changes which may change the taxability of future income.

CONFERENCE CALL:

Sovran Self Storage, Inc. will hold its Third Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Wednesday, November 6, 2013. To access the conference call, dial 877.407.0778 (domestic), or 201.689.8565 (international). Management will accept questions from registered financial analysts after prepared remarks; all others are encouraged to listen to the call via webcast by accessing the investor relations tab of the Company’s website at www.unclebobs.com/company/.

The webcast will be archived for a period of 90 days; a telephone replay will also be available for 72 hours by calling 877.660.6853 and entering conference ID 100483.

Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self storage facilities. The Company operates 475 self storage facilities in 25 states under the name “Uncle Bob’s Self Storage”®. For more information, visit www.unclebobs.com, like us on Facebook, or follow us on Twitter.

SOVRAN SELF STORAGE, INC.
BALANCE SHEET DATA

	(unaudited)
	September 30,	December 31,
(dollars in thousands)	2013	2012
Assets
Investment in storage facilities:
Land	$306,879	$299,544
Building, equipment and construction in progress	1,513,232	1,456,410
	1,820,111	1,755,954
Less: accumulated depreciation	(360,061)	(328,952)
Investment in storage facilities, net	1,460,050	1,427,002
Cash and cash equivalents	9,662	7,255
Accounts receivable	3,583	3,450
Receivable from joint venture	782	856
Investment in joint venture	37,841	34,255
Prepaid expenses	5,594	4,947
Intangible asset - in-place customer leases (net of accumulated
amortization of $12,910 in 2013 and $10,337 in 2012)	983	2,891
Fair value of interest rate swap agreements	166	-
Other assets	4,601	3,785
Total Assets	$1,523,262	$1,484,441

Liabilities
Line of credit	$49,000	$105,000
Term notes	575,000	575,000
Accounts payable and accrued liabilities	33,263	36,667
Deferred revenue	6,919	6,416
Fair value of interest rate swap agreements	10,524	15,707
Mortgages payable	3,242	4,251
Total Liabilities	677,948	743,041

Noncontrolling redeemable Operating Partnership Units at redemption value	14,916	12,670

Equity
Common stock	331	316
Additional paid-in capital	1,037,016	943,604
Accumulated deficit	(169,721)	(172,773)
Accumulated other comprehensive loss	(10,053)	(15,242)
Treasury stock at cost	(27,175)	(27,175)
Total Shareholders' Equity	830,398	728,730
Total Liabilities and Equity	$1,523,262	$1,484,441

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	July 1, 2013	July 1, 2012
	to	to
(dollars in thousands, except share data)	September 30, 2013	September 30, 2012

Revenues
Rental income	$65,806	$57,574
Other operating income	4,070	3,291
Management fee income	1,106	909
Total operating revenues	70,982	61,774

Expenses
Property operations and maintenance	15,720	14,319
Real estate taxes	6,994	5,629
General and administrative	8,965	8,172
Acquisition related costs	776	1,075
Depreciation and amortization	10,584	9,449
Amortization of in-place customer leases	797	978
Total operating expenses	43,836	39,622

Income from operations	27,146	22,152

Other income (expense)
Interest expense (A)	(7,923)	(8,350)
Interest income	1	-
Equity in income of joint ventures	575	335

Income from continuing operations	19,799	14,137
Income from discontinued operations (including gain on sale of $4.5 million in 2012)	-	4,821
Net income	19,799	18,958
Net income attributable to noncontrolling interests	(124)	(151)
Net income attributable to common shareholders	$19,675	$18,807

Earnings per common share attributable to common shareholders - basic
Continuing operations	$0.63	$0.48
Discontinued operations	$-	$0.16
Earnings per share - basic	$0.63	$0.64

Earnings per common share attributable to common shareholders - diluted
Continuing operations	$0.62	$0.47
Discontinued operations	$-	$0.16
Earnings per share - diluted	$0.62	$0.63

Common shares used in basic
earnings per share calculation	31,469,026	29,474,866

Common shares used in diluted
earnings per share calculation	31,625,635	29,624,311

Dividends declared per common share	$0.5300	$0.4500

(A) Interest expense for the three months ending September 30 consists of the following
Interest expense	$7,706	$8,141
Amortization of deferred financing fees	217	209
Total interest expense	$7,923	$8,350

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	January 1, 2013	January 1, 2012
	to	to
(dollars in thousands, except share data)	September 30, 2013	September 30, 2012

Revenues
Rental income	$188,402	$161,857
Other operating income	11,388	9,288
Management fee income	3,142	2,582
Acquisition fee income	-	148
Total operating revenues	202,932	173,875

Expenses
Property operations and maintenance	45,738	40,993
Real estate taxes	19,858	16,635
General and administrative	26,745	23,707
Acquisition related costs	1,263	2,382
Depreciation and amortization	31,436	27,661
Amortization of in-place customer leases	2,682	2,800
Total operating expenses	127,722	114,178

Income from operations	75,210	59,697

Other income (expense)
Interest expense (B)	(24,827)	(24,914)
Interest income	2	3
Gain on sale of real estate	421	-
Equity in income of joint ventures	1,417	608

Income from continuing operations	52,223	35,394
Income from discontinued operations (including gain on sale of $4.5 million in 2012)	-	6,693
Net income	52,223	42,087
Net income attributable to noncontrolling interests	(331)	(421)
Net income attributable to common shareholders	$51,892	$41,666

Earnings per common share attributable to common shareholders - basic
Continuing operations	$1.67	$1.20
Discontinued operations	$-	$0.23
Earnings per share - basic	$1.67	$1.43

Earnings per common share attributable to common shareholders - diluted
Continuing operations	$1.66	$1.20
Discontinued operations	$-	$0.23
Earnings per share - diluted	$1.66	$1.43

Common shares used in basic
earnings per share calculation	31,077,910	29,047,998

Common shares used in diluted
earnings per share calculation	31,235,049	29,167,681

Dividends declared per common share	$1.4900	$1.3500

(B) Interest expense for the nine months ending September 30 consists of the following
Interest expense	$24,187	$24,287
Amortization of deferred financing fees	640	627
Total interest expense	$24,827	$24,914

COMPUTATION OF FUNDS FROM OPERATIONS (FFO) (1) - (unaudited)

	July 1, 2013	July 1, 2012
	to	to
(dollars in thousands, except share data)	September 30, 2013	September 30, 2012

Net income attributable to common shareholders	$19,675	$18,807
Net income attributable to noncontrolling interests	124	151
Depreciation of real estate and amortization of intangible
assets exclusive of deferred financing fees	11,160	10,329
Depreciation of real estate included in discontinued operations	-	84
Depreciation and amortization from unconsolidated joint ventures	373	386
Gain on sale of real estate	-	(4,498)
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(196)	(201)
Funds from operations available to common shareholders	31,136	25,058
FFO per share - diluted	$0.98	$0.85

Non-recurring Adjustments to FFO
Acquisition costs expensed	776	1,075
Funds from operations resulting from non-recurring items allocable to noncontrolling
interest in Operating Partnership	(5)	(9)
Adjusted funds from operations available to common shareholders	31,907	26,124
Adjusted FFO per share - diluted	$1.01	$0.88

Common shares - diluted	31,625,635	29,624,311

	January 1, 2013	January 1, 2012
	to	to
(dollars in thousands, except share data)	September 30, 2013	September 30, 2012

Net income attributable to common shareholders	$51,892	$41,666
Net income attributable to noncontrolling interests	331	421
Depreciation of real estate and amortization of intangible
assets exclusive of deferred financing fees	33,477	30,178
Depreciation of real estate included in discontinued operations	-	787
Depreciation and amortization from unconsolidated joint ventures	1,119	1,205
Gain on sale of real estate	(421)	(4,498)
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(547)	(721)
Funds from operations available to common shareholders	85,851	69,038
FFO per share - diluted	$2.74	$2.37

Non-recurring Adjustments to FFO
Acquisition costs expensed	1,263	2,382
Company's share of acquisition costs expensed by Sovran HHF Storage Holdings II	-	161
Acquisition fee income from Sovran HHF Storage Holdings II	-	(148)
Funds from operations resulting from non-recurring items allocable to noncontrolling
interest in Operating Partnership	(8)	(22)
Adjusted funds from operations available to common shareholders	87,106	71,411
Adjusted FFO per share - diluted	$2.79	$2.45

Common shares - diluted	31,235,049	29,167,681
(1) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income available to common shareholders computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus impairment of real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

QUARTERLY SAME STORE DATA (2) *	July 1, 2013	July 1, 2012
	to	to		Percentage
(dollars in thousands)	September 30, 2013	September 30, 2012	Change	Change

Revenues:
Rental income	$59,672	$55,778	$3,894	7.0%
Tenant insurance commissions	1,882	1,517	365	24.1%
Other operating income	1,286	1,287	(1)	-0.1%
Total operating revenues	62,840	58,582	4,258	7.3%

Expenses:
Payroll and benefits	5,725	5,603	122	2.2%
Real estate taxes	5,724	5,454	270	5.0%
Utilities	2,727	2,753	(26)	-0.9%
Repairs and maintenance	2,052	2,038	14	0.7%
Office and other operating expense	2,298	2,154	144	6.7%
Insurance	987	883	104	11.8%
Advertising & yellow pages	354	397	(43)	-10.8%
Total operating expenses	19,867	19,282	585	3.0%

Net operating income (3)	$42,973	$39,300	$3,673	9.3%

QTD Same store move ins	39,182	41,651	(2,469)

QTD Same store move outs	43,675	43,066	609

(2) Includes the 362 stores owned and/or managed by the Company for the entire periods presented that are consolidated in our financial statements. Does not include unconsolidated joint ventures or other stores managed by the Company.

(3) Net operating income or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that we define as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income: interest expense, impairment and casualty losses, depreciation and amortization expense, acquisition related costs, general and administrative expense, and deducting from net income: income from discontinued operations, interest income, gain on sale of real estate, and equity in income of joint ventures. We believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, and comparing period-to-period and market-to-market property operating results. NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income.

* See exhibit A for supplemental quarterly same store data.

YEAR TO DATE SAME STORE DATA (2) *	January 1, 2013	January 1, 2012
	to	to		Percentage
(dollars in thousands)	September 30, 2013	September 30, 2012	Change	Change

Revenues:
Rental income	$171,868	$159,441	$12,427	7.8%
Tenant insurance commissions	5,318	4,161	1,157	27.8%
Other operating income	3,778	3,845	(67)	-1.7%
Total operating revenues	180,964	167,447	13,517	8.1%

Expenses:
Payroll and benefits	17,131	16,881	250	1.5%
Real estate taxes	17,046	16,358	688	4.2%
Utilities	7,183	7,135	48	0.7%
Repairs and maintenance	6,305	6,025	280	4.6%
Office and other operating expense	6,572	6,189	383	6.2%
Insurance	2,892	2,606	286	11.0%
Advertising & yellow pages	1,084	1,375	(291)	-21.2%
Total operating expenses	58,213	56,569	1,644	2.9%

Net operating income (3)	$122,751	$110,878	$11,873	10.7%

YTD Same store move ins	118,992	125,305	(6,313)

YTD Same store move outs	114,580	111,184	3,396

OTHER DATA	Same Store (2)		All Stores (4)
	2013	2012	2013	2012

Weighted average quarterly occupancy	90.9%	88.4%	89.9%	88.1%

Occupancy at September 30	90.1%	88.1%	89.2%	87.8%

Rent per occupied square foot	$11.07	$10.69	$11.21	$10.79

(4) Does not include unconsolidated joint venture stores managed by the Company

Investment in Storage Facilities:
The following summarizes activity in storage facilities during the nine months ended September 30, 2013:

Beginning balance	$1,755,954
Property acquisitions	49,466
Improvements and equipment additions:
Expansions	6,375
Roofing, paving, and equipment:
Stabilized stores	7,653
Recently acquired stores	901
Change in construction in progress (Total CIP $13.0 million)	4,559
Dispositions and Impairments	(4,797)
Storage facilities at cost at period end	$1,820,111

Comparison of Selected G&A Costs	Quarter Ended
	September 30, 2013	September 30, 2012

Management and administrative salaries and benefits	4,976	4,166
Internet advertising & marketing	1,214	1,034
Training	214	265
Call center	381	407
Uncle Bob's Management costs	80	68
Income taxes	332	632
Other administrative expenses (5)	1,768	1,600
	$8,965	$8,172

(5) Other administrative expenses include professional fees, office rent, travel expense, investor relations and miscellaneous other expenses.

	September 30, 2013	September 30, 2012

Common shares outstanding	31,977,890	30,432,720
Operating Partnership Units outstanding	199,163	204,163

Exhibit A

Sovran Self Storage, Inc.

Same Store Performance Summary
Three Months Ended September 30, 2013
(unaudited)

			Avg Qtrly	Avg Quarterly Occupancy		Revenue			Expenses			NOI
			Rent per	for the Three Months Ended		for the Three Months			for the Three Months			for the Three Months
		Square	Occupied	September 30,		Ended September 30,			Ended September 30,			Ended June 30,
State	Stores	Feet	Square Foot	2013	2012	2013	2012	% Change	2013	2012	% Change	2013	2012	% Change

Alabama	22	1,636	$8.07	88.1%	84.0%	$3,187	$2,983	6.84%	$955	$980	-2.55%	$2,232	$2,003	11.43%
Arizona	9	536	10.52	89.3%	89.9%	1,341	1,255	6.85%	418	420	-0.48%	923	835	10.54%
Connecticut	5	295	18.14	93.4%	90.6%	1,287	1,214	6.01%	366	358	2.23%	921	856	7.59%
Florida	54	3,540	10.42	90.4%	85.6%	8,838	8,303	6.44%	2,920	2,927	-0.24%	5,918	5,376	10.08%
Georgia	23	1,491	9.97	89.7%	88.5%	3,545	3,420	3.65%	1,076	1,116	-3.58%	2,469	2,304	7.16%
Louisiana	14	816	10.96	91.7%	89.4%	2,149	2,033	5.71%	605	604	0.17%	1,544	1,429	8.05%
Maine	2	114	13.46	89.9%	89.3%	364	340	7.06%	93	105	-11.43%	271	235	15.32%
Maryland	3	139	16.41	89.5%	89.7%	527	519	1.54%	200	168	19.05%	327	351	-6.84%
Massachusetts	12	656	14.09	93.2%	90.1%	2,271	2,085	8.92%	652	635	2.68%	1,619	1,450	11.66%
Mississippi	12	916	9.44	90.6%	88.2%	2,067	1,955	5.73%	604	595	1.51%	1,463	1,360	7.57%
Missouri	8	515	11.67	88.5%	91.4%	1,389	1,327	4.67%	476	460	3.48%	913	867	5.31%
New Hampshire	4	261	11.44	91.5%	88.3%	720	670	7.46%	212	195	8.72%	508	475	6.95%
New Jersey	2	121	17.58	87.5%	85.3%	484	465	4.09%	197	169	16.57%	287	296	-3.04%
New York	28	1,659	14.01	92.4%	87.5%	5,696	5,336	6.75%	1,676	1,617	3.65%	4,020	3,719	8.09%
North Carolina	18	1,058	9.86	93.0%	88.7%	2,563	2,247	14.06%	762	721	5.69%	1,801	1,526	18.02%
Ohio	17	1,155	9.76	90.5%	89.1%	2,687	2,483	8.22%	787	765	2.88%	1,900	1,718	10.59%
Pennsylvania	4	220	10.09	89.2%	86.6%	514	493	4.26%	170	157	8.28%	344	336	2.38%
Rhode Island	4	206	12.46	90.0%	82.3%	639	546	17.03%	225	196	14.80%	414	350	18.29%
South Carolina	8	449	10.25	90.7%	88.6%	1,106	1,024	8.01%	398	350	13.71%	708	674	5.04%
Tennessee	4	291	10.22	90.5%	92.5%	702	676	3.85%	244	250	-2.40%	458	426	7.51%
Texas	91	6,445	11.46	92.5%	91.3%	17,775	16,370	8.58%	5,897	5,649	4.39%	11,878	10,721	10.79%
Virginia	18	1,188	11.13	86.3%	83.4%	2,989	2,838	5.32%	934	845	10.53%	2,055	1,993	3.11%

Portfolio Total	362	23,707	$11.07	90.9%	88.4%	$62,840	$58,582	7.27%	$19,867	$19,282	3.03%	$42,973	$39,300	9.35%

Dollars in thousands except for average quarterly rent per occupied square foot. Square feet in thousands.
362 wholly owned same stores.

Exhibit B

Sovran Self Storage, Inc.

Debt Maturity Schedule
September 30, 2013
(unaudited)

			Current
	Maturity	Basis of	Interest
(dollars in thousands)	Date	Rate	Rate (1)	2013		2014		2015		2016	2017		Thereafter	Total

Line of credit	Jun-2018	Variable	1.68%	$	-	$	-	$	-	$-	$	-	$49,000	$49,000

Mortgage note	Mar-2014	Fixed	6.35%		9		949		-	-		-	-	958
Term note	Apr-2016	Fixed	6.38%		-		-		-	150,000		-	-	150,000
Term note	Jun-2020	Swapped to fixed	4.02%		-		-		-	-		-	125,000	125,000
Term note	Jun-2020	Swapped to fixed	3.26%		-		-		-	-		-	100,000	100,000
Term note	Jun-2020	Swapped to fixed	3.02%		-		-		-	-		-	100,000	100,000
Term note	Aug-2021	Fixed	5.54%		-		-		-	-		-	100,000	100,000
Mortgage note	May-2026	Fixed	5.99%		30		126		134	142		151	1,701	2,284

				$	39	$	1,075	$	134	$150,142	$	151	$475,701	$627,242

(1) Rate as of September 30, 2013 based on existing debt rating. Interest rates shown do not include amortization of financing fees and facility fees which are expected to be $1.2 million in 2013.

CONTACT:
Sovran Self Storage, Inc.
Andrew Gregoire
Chief Financial Officer
or
Diane Piegza
Vice President, Corporate Communications
716-633-1850